UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2016

xG Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35988	20-585-6795
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

240 S. Pineapple Avenue, Suite 701, Sarasota, FL	34236
(Address of principal executive offices)	(ZipCode)

Registrant's telephone number, including area code: (941) 953-9035

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 21, 2016, xG Technology, Inc. (the “Company”) filed a Certificate of Designations with the Secretary of State of Delaware, establishing the rights, preferences, privileges, qualifications, restrictions, and limitations relating to its Series E Convertible Preferred Stock (the “Series E Preferred”), par value $0.00001 per share. The Certificate of Designations became effective with the Secretary of the State of Delaware upon filing. A copy of the Certificate of Designations is included in Exhibit 3.1 to this Current Report on Form 8-K (this “Report”) and is incorporated herein by reference.

Item 8.01 Other Events.

On December 27, 2016, the Company closed its previously announced underwritten public offering of Units. The Company sold to the underwriters an aggregate of 3,800,000 Class A Units (the “Class A Units”), consisting of one share of the Company’s common stock, par value $0.00001 (the “Common Stock”) and 1.25 warrants (the “Warrants”), each whole warrant to purchase one share of the Common Stock, and 2,400 Class B Units (the “Class B Units”) consisting of one share of the Company’s Series E Preferred, together with Warrants to purchase 625 shares of Common Stock. The Company also granted the underwriters a 45-day option to purchase up to an aggregate of an additional 15% of the securities sold in the offering to cover over-allotments, if any. The Company expects to receive approximately $8.9 million in net proceeds from the Offering after deducting the underwriting discount and estimated offering expenses payable by the Company. Aegis Capital Corp. acted as sole book-running manager for the offering. A copy of the press release announcing the closing of the offering is attached to this Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Designations of Series E Convertible Preferred Stock
99.1	Press Release of xG Technology, Inc., dated December 27, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2016	xG TECHNOLOGY, INC.

	By:	/s/ Roger Branton
		Name:	Roger Branton
		Title:	Chief Financial Officer